Exhibit 23(b)






                       CONSENT OF COUNSEL


     We hereby consent to the reference to our firm under the caption "Legal Opinions" in the Prospectus constituting a part of this Registration Statement of The Brooklyn Union Gas Company Employee Savings Plan, to be filed with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (the "Act"), for the registration of shares of Common Stock, $.33 1/3 par value. In giving this consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the rules and regulations of the Securities and Exchange Commission under the Act or that we come within the category of persons whose consent is required under Section 7 of the Act.


                                   CULLEN AND DYKMAN

Brooklyn, New York
May 31, 1996